KINZER TECHNOLOGY, LLC
9950 Mayland Drive
Richmond, Virginia 23233

October 2, 2007

Mr. Scott Oglum
Chief Executive Officer
Theater Xtreme Entertainment Group, Inc.
Pencader Corporate Center
250 Corporate Blvd Suite E & F
Newark, DE 19702

Re:	Kinzer Technology, LLC ("Kinzer") w. Theater Xtreme Entertainment Group, Inc. ("Theater Xtreme") - March 2007 $2,700,000 Debenture ("Debenture")

Dear Scott:

To follow-up from our letter dated September 17, 2007, you have requested that Kinzer further agree to (i) revise the cap on Theater Xtreme "Permitted Indebtedness" under the above-referenced Debenture and the Securities Purchase Agreement between Kinzer and Theater Extreme dated as of March 6, 2007, from $1,000,000 to $2,000,000; and (ii) permit Theater Xtreme to defer interest payments under the Debenture until June 28, 2008.

Per your request, this letter shall serve as Kinzer's agreement to increase the cap on "Permitted Indebtedness" under the Debenture to $2,000,000. Kinzer also agrees to permit Theater Xtreme to defer interest payments under the Debenture; provided, however, that (i) Theater Xtreme shall be permitted to defer interest payments due on October 1, 2007 and January 1, 2008 (the "Deferred Interest Payments"); (ii) Theater Xtreme shall be required to make its regular interest payment due on April 1, 2008; and (iii) on July 1, 2008, Theater Xtreme shall be required to make its regular interest payment due as of such date as well as the Deferred Interest Payments (which shall bring current all installment payments of interest).

Please countersign below to acknowledge our mutual agreement and return to me.

Sincerely,
/s/ Daniel W. Ramsey
Daniel W. Ramsey
Assistant Secretary

Acknowledged and Agreed:

By:	/s/ Scott Oglum	October 3, 2007
Scott Oglum Chief Executive Officer Theater Xtreme Entertainment Group. Inc.